Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR SEPTEMBER 2022

Dallas, Texas, September 2, 2022 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.835990 per unit, payable on September 29, 2022, to unit holders of record on September 15, 2022. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for June 2022 and the gas production for May 2022. Preliminary production volumes are approximately 49,404 barrels of oil and 1,231,557 Mcf of gas. Preliminary prices are approximately $111.28 per barrel of oil and $6.56 per Mcf of gas.

This month’s distribution is higher than the previous month’s primarily due to increased pricing of oil and gas, offset by lower production due to the timing of receipts through the end of the previous month.

The production from the horizontal gas wells in Panola County, Texas, has contributed approximately $1,060,000 reflecting May production. They were averaging about 631 Mcf per well, per day during May totaling over 156,000 Mcf with an average pricing of $7.21 per Mcf. In addition to these proceeds, the additional 8 new wells which were paid upon for the month of May, contributing approximately $290,000, reflecting an average of 181 Mcf per well, per day. Also, revenue of $1,080,000 was received for one additional well in Panola County reflecting six months of production, averaging 2,657 Mcf per day.

Additionally, another 3 horizontal wells, also in Panola County, were paid on by another operator for the month of production for June 2022, with production of 1,252 Mcf per well, per day with the respective pricing of $7.34 per Mcf resulting in approximately $805,000 being received by the Trust in August.

As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	49,404	1,231,557	$111.28	$6.56
Prior Month	56,325	1,258,547	$103.82	$5.95

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of August, approximately $5,178,000 of revenue received will be posted in the following month of September in addition to normal receipts during September. Since the close of business in August and prior to this press release, $801,000 in revenue has been received.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary has been posted on the Sabine website at http://www.sbr-sabine.com/.

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Contact:      Ron Hooper—SVP, Royalty Trust Services

Simmons Bank

Toll Free (855) 588-7839